JNL Investors Series Trust 485BPOS

  Ex. 99.28(n)(1)(v)

Amendment to JNL Investors Series Trust Multiple Class Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), to its Multiple Class Plan (the “Plan”).

Whereas, the Plan was adopted on September 25, 2017, by the Trust with respect to each of the Trust’s investment portfolios (each a “Fund”) as shown on Schedule A to the Plan, in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL Securities Lending Collateral Fund, effective September 30, 2023.

Whereas, pursuant to Board approval of the dissolution of the JNL Securities Lending Collateral Fund, the Trust has agreed to amend the Plan, effective September 30, 2023, to remove the JNL Securities Lending Collateral Fund from Schedule A.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated September 30, 2023, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of September 30, 2023.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A

Dated September 30, 2023

Investment Portfolios

Fund	Class(es)
JNL Government Money Market Fund	Class I Class SL

A-1